SECOND AMENDED AND RESTATED EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

AGREEMENT made as of the [  ], 2025 by and among Partners Group Private Equity (Master Fund) LLC, a Delaware limited liability company (the “Fund”) and Partners Group (USA) Inc., a Delaware corporation (“Partners Group”):

WITNESSETH:

WHEREAS, the Fund is registered under the Investment Company Act of 1940 (the “1940 Act”) as a non-diversified, closed-end, management investment company;

WHEREAS, Partners Group acts as investment adviser to the Fund pursuant to an Investment Management Agreement with the Fund dated as of January 1, 2017 (the “Investment Management Agreement”), pursuant to which it is paid an investment management fee (the “Investment Management Fee”); and

NOW, THEREFORE, in consideration of the Fund engaging Partners Group pursuant to the Investment Management Agreement, and other good and valuable consideration, the parties to this Agreement agree as follows:

1       Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Fund’s Confidential Private Placement Memorandum as currently in effect.

2.       Partners Group agrees to waive the Investment Management Fee and other fees payable to it (excluding the Incentive Fee) by the Fund, and to pay or absorb expenses of the Fund (a “Waiver”) so that the total annual expenses of the Fund (excluding taxes, interest, brokerage commissions, other transaction-related expenses, any extraordinary expenses of the Fund, any Incentive Fee and any acquired fund fees and expenses) will not exceed 3.00% of the net assets of Class A on an annualized basis (the “Class A Expense Limitation”), will not exceed 2.55% of the net assets of Class S on an annualized basis (the “Class S Expense Limitation”) and will not exceed 2.30% of the net assets of Class I and Class M on an annualized basis (the “Class I and Class M Expense Limitation” and together with the Class A Expense Limitation and the Class S Limitation, the “Expense Limitation”).

3.        This Agreement will have an initial term ending on [  ]. This Agreement will automatically renew for consecutive one-year terms thereafter so long as Partners Group or an Affiliate thereof acts as investment manager of the Fund.  Any party may terminate this Agreement upon thirty (30) days’ written notice to the other party.

4.        The Fund agrees to carry forward, for a period not to exceed (3) three years from the date on which a Waiver is made by Partners Group, all fees and expenses in excess of the Expense Limitation that have been waived, paid or absorbed by Partners Group, and to repay Partners Group such amounts, provided the Fund is able to effect such repayment and remain in compliance with the Expense Limitation.  To the extent that such repayment is due, it shall be made as promptly as possible, in conjunction with the next succeeding payment of the Investment Management Fee to Partners Group.  To the extent that the full amount of such waived amount or expense paid cannot be repaid as provided in the previous sentence within such applicable three-year period, such repayment obligation shall be extinguished.

5.       If this Agreement is terminated by the Fund, the Fund agrees to repay to Partners Group any amounts payable pursuant to paragraph 4 that have not been previously repaid and, subject to the 1940 Act, such repayment will be made to Partners Group not later than (3) three years from the date on which a Waiver was made by Partners Group (regardless of the date of termination of this Agreement), so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limitation as if such Expense Limitation was still in effect.  If this Agreement is terminated by Partners Group, the Fund agrees to repay to Partners Group any amounts payable pursuant to paragraph 4 that have not been previously repaid and, subject to the 1940 Act, such repayment will be made to Partners Group not later than thirty (30) days after the termination of this Agreement, so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limitation as if such Expense Limitation was still in effect.

6.       This Agreement will be construed in accordance with the laws of the state of Delaware and the applicable provisions of the 1940 Act.  To the extent the applicable law of the State of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the 1940 Act, the applicable provisions of the 1940 Act will control.

7.       This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

PARTNERS GROUP PRIVATE EQUITY (MASTER FUND), LLC

By:	Robert Collins
Title:	President

By:	Brian Igoe
Title:	Chief Financial Officer

PARTNERS GROUP (USA) INC.

By:	Robert Collins
Title:	Authorized Signatory

By:	Brian Igoe
Title:	Authorized Signatory